Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. on Form S-8 of our report dated March 12, 2020, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2019 and 2018 and for each of the two years ended December 31, 2019 and our report dated March 12, 2020 with respect to our audit of internal control over financial reporting of Marker Therapeutics as of December 31, 2019 appearing in the Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

June 12, 2020